Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

SMART Global Holdings Appoints Penny Herscher as New Independent Member of Its Board of Directors

NEWARK, Calif.—(BUSINESS WIRE)— SMART Global Holdings, Inc. (“SGH”) (Nasdaq: SGH) today announced the appointment of Penny Herscher, chair of the board of directors at Lumentum Holdings Inc., to its board of directors and as a member of its Nominating and Governance Committee, effective September 24, 2021.

“We are excited to have Penny join our board at SGH,” commented Mark Adams, President and CEO of SGH. “Her vast experience and diverse background add a valuable perspective to our Board and will help us consistently raise the bar to power growth and expand possibilities.”

Ms. Herscher is a seasoned technology public company board director, executive and entrepreneur, with more than 15 years of experience as a high-tech CEO in Silicon Valley and more than 10 years of experience serving on public company boards of directors. She currently serves as chair of the board of directors at Lumentum Holdings, Inc., Faurecia SA and several private companies. Ms. Herscher also previously served as a member of the board of directors of Verint Systems, Inc. from 2017 to 2021, PROS Holdings, Inc. from 2018 to 2021 and Rambus, Inc. from 2006 to 2018. Since 2004, Ms. Herscher held various executive positions as CEO of First Rain, Inc., executive vice president and chief marketing officer of Cadence Design Systems, Inc. and CEO of Simplex Solutions. Ms. Herscher holds a BA Hons, MA in Mathematics from Cambridge University in England.

About SMART Global Holdings – SGH

At SGH, our diverse family of companies is united by a drive to raise the bar, execute with discipline, and focus on what’s next for the technologies that support and advance the world. Across high-performance computing, wireless and embedded technologies, memory, and LED lighting solutions, we build long-term strategic partnerships with our customers across enterprise, government and manufacturing.

Backed by a proven leadership team, we operate with excellence around the globe while unlocking new avenues of growth for our business and industry.

For more information about SGH business units, visit: SMART Modular Technologies; SMART Embedded Computing; SMART Wireless Computing; SMART Supply Chain Services; Penguin Computing; Cree LED.

Investor Contact:

Suzanne Schmidt

Investor Relations

ir@smart.com

PR Contact:

Valerie Sassani

Marketing & Communications

Valerie.sassani@smartm.com